Exhibit 99.77(o)

ITEM 77O – Transactions effected pursuant to Rule 10f-3

Fund Name	Issuer	Date of Purchase	Broker / Dealer Purchased From	Affiliated/Principal Underwriter of Syndicate
ING Investment Grade Credit Fund	AMERICAN INTERNATIONAL GROUP INC	8/6/2013	CITI	ING Financial Markets
ING Investment Grade Credit Fund	CITIGROUP INC	9/10/2013	RBCD	ING Financial Markets
ING Investment Grade Credit Fund	CUMMINS INC	9/19/2013	JPM	ING Financial Markets
ING Investment Grade Credit Fund	CUMMINS INC	9/19/2013	BOA	ING Financial Markets
ING Investment Grade Credit Fund	BHP BILLITON FINANCE (USA) LTD	9/25/2013	JPM	ING Financial Markets